EXHIBIT 5.1
[Letterhead of Cooley Godward LLP]
April 20, 2006
Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder, Colorado 80301-2244
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Wild Oats Markets, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 100,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”), pursuant to its Robert B. Dimond Equity Incentive Plan and 100,000 Shares pursuant to its Samuel M. Martin III Equity Incentive Plan (the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

Cooley Godward LLP

By:	/s/ Francis R. Wheeler
Francis R. Wheeler, Partner